REVOLVING CREDIT NOTE


                                             February 27, 1997


     FOR VALUE RECEIVED, the undersigned, Amfac/JMB Hawaii, Inc., a Hawaii corporation (the "Borrower") hereby unconditionally promises to pay to the order of Fred Harvey Transportation Company, Inc., an Arizona corporation (the "Lender") at the offices of the Lender and located at 900 North Michigan Avenue, Chicago, IL 60611 in lawful money of the United States and in immediately available funds, on February 17, 2007 (the "Maturity Date") the aggregate unpaid principal amount of all amounts loaned from the Lender to the Borrower from time to time with interest (computed on the basis of a 365- (or, if applicable, 366-) day year) on the unpaid balance thereof at a per annum rate equal to the "Base Rate" as announced from time to time by Bank of Hawaii plus 2% per annum (changing as and when such "Base Rate" changes) from the date hereof, payable on the 15th day of May, August, November and February in each year, commencing November 15, 1997; provided, that the Borrower may, at its option, defer all or any portion of the interest payable on any such date (in which case such deferred amounts shall be added to the principal of the loan), but in no event shall such payment be deferred beyond the Maturity Date. Principal and interest may be prepaid at any time without premium or penalty.

     The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and the amount of each loan made by the Lender and the date and amount of each payment or prepayment of principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation any error in such recordation shall not effect the obligations of the Borrower under this note.

     If any of the following events ("Events of Default") occurs and is continuing:

          (a) Borrower fails to pay any principal hereon when the same shall become due and payable, or fails, within five days after the same becomes due and payable, to pay any undeferred interest hereon;

          (b) Borrower fails to make any payment in respect of any of Borrower's indebtedness for borrowed money having an aggregate principal amount of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) or fails to perform or observe any other condition or covenant, or any other event shall occur to condition shall exist, under any agreement or instrument relating to any such indebtedness for borrowed money, if the effect of such failure, event or condition is to cause, or to permit holders of such indebtedness to cause, such indebtedness to become due prior to its expressed maturity;

          (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due; Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower;
     or

          (d) A final judgment or order for the payment of money in excess of $50,000 shall be rendered against Borrower or any of its subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days.

then in the case of any Event of Default under clause(c) above, all indebtedness evidenced by this Note and all interest hereon shall automatically be and become immediately due and payable, and in the case of other Event of Default, the holder hereof may, by notice to Borrower, declare all indebtedness evidenced by this Note ad all interest thereon to be forthwith due and payable, whereupon all indebtedness evidenced by this Note and all such interest will become and be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

     The proceeds of any loans from the Lender to the Borrower evidenced hereby are to be used for purposes which will qualify as "Senior Indebtedness" as that term is defined in the Indenture dated as of March 14, 1989 (the "Indenture") by and among Borrower, Continental Bank, National Association, Trustee and certain guarantors named therein as the same may be amended, supplemented or otherwise modified form time to time. Unless otherwise defined, the terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

     Notwithstanding anything to the contrary contained in this Note, no director, officer or employee of the Borrower shall have any personal liability of any kind or nature directly or indirectly in connection with this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State, including, but not limited to, the legality of interest rate.


                                   AMFAC/JMB HAWAII, INC.


                                   By:_______________________
                                   Name:   Gary Smith
                                   Title:  Vice President




                                                    Schedule A
                                      to Revolving Credit Note
                                     --------------------------


                LOANS AND REPAYMENTS OF LOANS


Date   Amount of Loans   Amount of Principal  Unpaid Principal   Notation
                          of Loans Repaid     Balance of Loans    Made By

2/27/97   $4,413,840
3/21/97   $3,300,000
4/17/97   $3,000,000
5/29/97   $1,500,000